Exhibit 99.4

CIT EQUIPMENT COLLATERAL 2005-EF1

ANNUAL STATEMENT OF COMPLIANCE

The undersigned certifies that he is an Executive Vice President and Chief Credit Officer of The CIT Group/Equipment Financing, Inc., a corporation organized under the laws of Delaware (“CITEF”), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITEF in connection with a Pooling and Servicing Agreement dated as of July 1, 2005, among CIT Equipment Collateral 2005-EF1, as Issuer, CIT Funding Company, LLC, as Depositor, CIT Financial USA, Inc., in its individual capacity, and CITEF, as Servicer (the “Agreement”). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustees and each of the Rating Agencies that a review of the activities of CITEF during the 2005 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, (a) CITEF has, in all material respects, fulfilled its obligations under the Agreement during the 2005 calendar year and (b) no Servicer Default has occurred or is continuing.

DATED: March 15, 2006

THE CIT GROUP/ EQUIPMENT FINANCING, INC., as Servicer

/s/ Thomas E. Magrath

Name:	Thomas E. Magrath
Title:	Executive Vice President and Chief Credit Officer